UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
				    WASHINGTON, D.C. 20549
					 SCHEDULE 13G

			Under the Securities Exchange Act of 1934
				     (Amendment No. 2)*

				      Key Tronic Corp
                             (Name of Issuer)

				       Common Stock
                     (Title of Class of Securities)

                               493144 10 9
                    (Title of Class of Securities)

                            December 31, 2003
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this firm with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1. NAMES OF REPORTING PERSONS
IRS INDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Davidson Investment Advisors, Inc.
41-0956607
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, United States of America
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5. SOLE VOTING POWER
None

6. SHARES VOTING POWER
546,560

7. SOLE DISPOSITIVE POWER
None

8. SHARED DISPOSITIVE POWER
982,035

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
982,035

10. CHECK BOX IF THE AGGREGATE AMOUNT IN THE ROW (9) EXCLUDES
CERTAIN SHARES							  [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%

12. TYPE OF REPORTING PERSON
IA

ITEM 1.
(a)  NAME OF ISSUER
     Key Tronic Corp

(b)  ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
     North 4424 Sullivan Road
     Spokane, WA 99216

ITEM 2.
(a)  NAME OF PERSON FILING
     Davidson Investment Advisors, Inc.

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
     RESIDENCE
     8 Third Street North
     Great Falls, MT 59401

(c)  CITIZENSHIP
     N/A

(d)  TITLE OF CLASS OF SECURITIES
     Common Stock

(e)  CUSIP NUMBER
     493144 10 9

ITEM 3.
IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ] Broker or Dealer registered under Section 15 of the Act

(b)  [ ] Bank as defined in section 3(a)(6) of the Act

(c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

(d)  [ ] Investment Company registered under section 8 of the
         Investment Company Act

(e) [x] Investment Advisor registered under section 203 of the Investment Advisers Act of 1940

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13(d)-1(b)(1)(ii)(H) Not Applicable

(g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

(h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)
         Not Applicable

ITEM 4. OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED
    982,035

(b) PERCENT OF CLASS
    10.2%

(c) NUMBERS OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
    None

(ii) SHARED PWER TO VOTE OR TO DIRECT THE VOTE
     546,560

(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
      None

(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
     982,035

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
None

ITEM 7. INDENTIFICATION AND CLASSIFICATION OF THE SUBSIBIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8. INDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP
N/A

ITEM 9. NOTICE OF DISSOULTION OF GROUP
N/A

ITEM 10. CERTIFICATION


BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE
OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February __, 2004

/S/ William J. Dezellem
Senior Vice President, Chief Investment Officer